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                                                                    Exhibit 10.8

                      SHORT TERM DEFERRED COMPENSATION PLAN

                                  INTRODUCTION

Dresser, Inc., has two programs which enable its employees to defer compensation as an extension of the bonus incentive system.

1. The regular Deferred Compensation Plan is for employees who earn $7,500 or more incentive compensation in a fiscal year. This plan provides a method for the employee to defer payment of income tax on his deferred bonus until it is received after retirement or termination of employment with the company.
2. The short Term Deferred Compensation Plan is designed to offer more flexibility in income panning to participants. Open to employees earning $5,000 or more incentive compensation in a fiscal year, the Plan is a 5-year program with three pay-out dates.

The purpose of this booklet is to describe briefly the major provisions of the Short Term Deferred Compensation Plan and to answer questions most likely to be asked by participants.

In the back of the booklet is a copy of the legal document under which the Plan is administered. The document controls all actual payments under the Plan and may be changed when appropriate for tax or other reasons by the Board of Directors.

If, after reading this booklet, you have additional questions about the Plan, please contact your Industrial Relations Manager or the Corporate Industrial Relations Department.


                               INTENT OF THE PLAN

The Short Term Deferred Compensation Plan is designed to enable eligible employees to defer incentive compensation under a 5-year program.




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The basic features of the Plan are these:

o An individual's deferred compensation is converted into "unit stock" at a 10 percent discount.
o Cash benefits on the "unit stock" that are equivalent to dividends on Dresser Common Stock are paid annually.
o The cash value of the "unit stock" is paid out on a three-payment schedule over the five year period.
o The full market price of Dresser Common Stock is used to determine the value of the "unit stock" for pay-out purposes.


                                 WHO IS ELIGIBLE

All employees of the Company and its wholly-owned subsidiaries who receive $5,000 or more in bonuses or incentive compensation in a fiscal year are eligible to participate in the Short Term Deferred Compensation Plan. However, an employee cannot participate in both the Short Term Plan and regular Deferred Compensation Plan in the same fiscal year.


                              HOW THE PLAN OPERATES

$5,000 MINIMUM

An employee must defer at least $5,000 of incentive. A written request for the amount to be deferred must be filed with the Industrial Relations Department by October 15. A copy of the form which will be provided for this purpose is shown on pages 8-9.

CONVERSION TO "UNIT STOCK"

On each Crediting Date, January 15, the dollar amount of the deferred compensation is converted into full shares of "unit stock" and credited to the individual's account. The price of the "unit stock" is 90 percent of the average daily closing price of Dresser Common Stock during December, flowing the end of the fiscal year. New York Stock Exchange prices are used.



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In converting the deferred compensation into "unit stock," any cash balance remaining because it was less than the price of a full share will be paid back to the employee on the next date on which a payment is made.

ANNUAL DIVIDEND EQUIVAQLENTS

Participants will receive an annual cash benefit on the shares of "unit stock" in their account during the prior year that is equivalent to the dividends paid on regular Dresser Common Stock. Payments will be made as soon as possible after January 15.


                     DETERMINING BENEFITS AND PAY-OUT DATES

The value of the "unit stock" in the individual's account for pay-out purposes is determined by the price of regular Dresser Common Stock. The average daily closing price of stock in the December preceding the Benefit Pay-Out Date (January 15) is multiplied by the number of shares of "unit stock" in the individual's account to determine the value of his account. Cash benefit pay-outs are subject to the normal with-holding taxes.

THREE BENEFIT PAY-OUT DATES

There are three Benefit Pay-Out Dates in the Short Term Plan: The third, fourth, and fifth anniversaries of the original crediting date of the deferred compensation. The pay-out schedule is as follows.

      o First Benefit Pay-Out Date (third year)--Participant receives one third of the value of his outstanding account.
      o Second Benefit Pay-Out Date (fourth year)--He receives one half of the remaining value of his outstanding account.
      o Third Benefit Pay-Out Date (fifth year)--All of the remaining value of his account is paid to the participant.



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                               QUESTIONS & ANSWERS

Who Administers The Plan?

The Short Term Deferred Compensation Plan is administered by the same Committee that is appointed by the Board of Directors to administer the regular Deferred Compensation Plan.

If An Individual's Annual Incentive Compensation Is $7,500 Or More, Can He Participate In Both The Short Term and Regular Deferred Compensation Plans?

Yes, but not in the same fiscal year. If an employee earns incentive compensation totaling $7,500 or more in a fiscal year, he may elect to participate in only one Plan in that given year. However, he may switch from one plan to the other in subsequent years. The request form for selecting specific options (page 8-9) will be provided annually to eligible participants in time to meet the October 15 filing deadline.

Is There Any Risk Involved For The Individuals?

Because your deferred compensation is converted to "unit stock", you have no guarantee that you will get back all of the bonus that is deferred. However, in recognition of this risk, the "unit stock" is credited to your account at a 10 percent "discount" while the benefit pay-outs are made at "market value." Additionally, of course, you receive cash benefits annually that are equivalent to regular dividends paid on Dresser Common Stock.

What About Stock Splits And Stock Dividends?

If the company at any time declares a stock dividend, stock split, consolidation of shares, or similar action affecting its Common Stock, the outstanding shares of "unit stock" in an individual's account will be increased or decreased correspondingly, just as though they were regular shares of Dresser Common Stock.

What If The Employee Leaves Dresser?

If the individual's employment with the company is terminated for reasons other than death, disability, or retirement, the pay-out will be made according to the normal schedule-the third, fourth, and fifth anniversaries of the original crediting date.



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However, the cash benefit payable after termination will be based upon the dollar amount of the deferred bonus instead of the "unit stock." Dividend equivalent payments also stop.

What If A Participant Dies, Retires, Or Is Disabled?

Benefits will be paid to the individual or his beneficiary according to the regular schedule. At the discretion of the Committee and proof of financial necessity by the individual to whom the benefit is payable, the entire balance of the outstanding account may be paid on the first available benefit payment date.

Can An Individual's Benefits Be Forfeited?

Yes. If a participant takes or permits some action or omission which results in damage to the Company--unless it was done in good faith and without reasonable cause to believe it was improper--the Committee may terminate all subsequent benefits.


                      SHORT-TERM DEFERRED COMPENSATION PLAN

SECTION I. DEFINITIONS.

The following words and phrases when used herin shall, unless the context clearly indicates otherwise, have the following meanings:

      1.01 "Benefit means the net, unforfeited amounts to be paid a Participant, his estate or his beneficiary.

      1.02 "Benefit Payment Date" means each of the dates for payment of Benefits accrued with respect to a Fiscal Year crediting of Unit Stock as a Contingent Allotment, as set forth in Section 5.02.

      1.03  "Board" means the Board of Directors of Dresser, Inc.

      1.04  "Committee" means the Committee designated by the Board pursuant to
            Section III hereof to administer the Plan

      1.05 "Company" means Dresser, Inc., and all its wholly-owned subsidiaries.

      1.06 "Crediting Date" for any contingent credit or Dividend Equivalent payment under the Plan shall be the January 15 next



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            following the end of the Fiscal Year for which the contingent credit is awarded or the Dividend Equivalent is computed.

      1.07 "Deferred Bonus" means that portion of an Employee's Incentive Compensation as shall be deferred under the terms and conditions of the Plan.

      1.08 "Disability" means such an absence of physical or mental powers in a Participant so as to render him incapable of competently performing his duties.

      1.09 "Dividend Equivalent" means the amount computed and paid each year that Incentive Compensation is deferred under this Plan, as limited and described in Section 5.01.

      1.10 "Employee" means any person employed by the Company, including an officer of the Company.

      1.11  "Fiscal Year" shall mean the fiscal year of the Company.

      1.12 "Incentive Compensation" means compensation awarded to an Employee at the end of a Fiscal Year, based upon profits, sales, or other performance throughout such year, which except for this Plan or the Dresser, Inc. Deferred Compensation Plan, would become payable in a lump sum in the following Fiscal Year or in annual installments beginning in the following Fiscal Year.

      1.13 "Participant" means an Employee who is contingently entitled to Benefits under the Plan.

      1.14 "Plan" means this Dresser, Inc., Short-Term Deferred Compensation Plan adopted by the Board on January 21, 1971, as amended from time to time.

      1.15 "Retirement" shall mean a severance of an Employee from the employment of the Company on or after his attaining age 65 or a severance whereby the Employee is granted Early Retirement under the terms of a retirement plan provided by the Company for the benefit of salaried employees.

      1.16  "Unit Price" means the price determined under Section 4.02(c).

      1.17  "Unit Stock" means shares of common stock of Dresser, Inc.


SECTION II. ADMINISTRATION.

      2.01 Appointment and Removal of Committee. The Plan shall be administered by a committee, which shall be the same



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            Committee (appointed by the Board) as administers the Dresser, Inc.
            Deferred Compensation Plan.

      2.02 Powers and Duties of Committee. The Committee shall have such powers and duties as are conferred on it by the Plan or the Board. The Committee shall adopt such rules and procedures for the conduct of its business and for the administration of the Plan as it deems advisable and shall have authority to take any and all action necessary to implement such rules and procedures. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of proceedings of the committee. The construction and interpretation of the terms and provisions of the Plan by the Committee and determinations made by the Committee or the Board shall be final and conclusive.

      2.03 Expenses. All expenses of the administration of the Plan shall be borne by the Company.

SECTION III. PARTICIPATION.

      3.01 Eligibility. An Employee may elect to participate in this Plan with respect to any Fiscal Year for which his Inventive Compensation equals or exceeds $5,000 (or such other amount as may be determined by the Board from time to time, such determination to be effective, however, only with respect to Fiscal Years ending after such determination).

      3.02 Election. An eligible Employee shall become a Participant in the Plan with respect to a Fiscal Year by filing with the Committee on or before the 15th day of the last calendar month in such Fiscal Year a written election on a form prescribed by the Committee, which election shall specify the amount of Incentive Compensation to be deferred under this Plan and, if the Employee is also eligible to participate in the Company's Deferred Compensation Plan for such Fiscal Year, his election not to defer any Incentive Compensation under such Deferred Compensation Plan for the Fiscal Year involved. No deferral may be made under this Plan with respect to any Fiscal




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            Year in an amount less than $5,000 (or such other amount as may be determined by the Board from time to time, such determination to be effective, however, only with respect to Fiscal Years ending after such determination).

SECTION IV. CONTINGENT ALLOTMENTS

4.01 Contingent Allotment. The Contingent Allotment for a Participant with respect to any particular Fiscal Year will consist of the total credits in such Allotment from time to time, consisting of:

      (a) Unit Stock shares contingently credited on the initial Crediting Date, under Section 4.02(a).

      (b) Any unpaid cash balance remaining after conversions of Unit Stock, under Section 4.02(b), reduced by amounts paid under Section 5.02 or
            5.03 or forfeited under Section 6.03.

4.02  Computation of Contingent Unit Stock Allotments.

      (a) Deferred Bonus. On each Crediting Date, the total number of full shares of Unit Stock the dollar amount of each Participant's Deferred Bonus in respect of the prior Fiscal Year would purchase at the Participant's Unit Price shall be credited to the Contingent Allotment of the Participant for such Fiscal Year.

      (b) Less Than Full Shares. Any balance of a Participants Deferred Bonus not credited to his Contingent Allotment because it was less than the Unit Price of a full share of Unit Stock shall be paid to the Participant on the first subsequent Crediting Date or Benefit Payment Date as to which any other payment is due to the Participant.

      (c) Unit Price. The Unit Price for a Participant on each Crediting Date shall be 90% of the average of the daily closing prices of the Unit Stock on the New York Stock Exchange for the calendar month immediately prior to such Crediting Date.

4.03 Corporate Changes. If the company at any time increases or decreases proportionately to all holders of shares of its common stock then outstanding, whether by stock dividend, stock split, consolidation of shares, or in any other manner the number of all of its outstanding shares of such common stock held by such holders, then each Contingent Allotment and each Unit Stock Benefit as determined in Section IV theretofore credited and unforfeited or unpaid shall be correspondingly increased or decreased with respect to the number of shares of such common stock represented thereby, In the event of the



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      merger or consolidation of the Company with or into another corporation or the sale of substantially all of the assets of the Company, the Board shall make an appropriate equitable adjustment to each Contingent Allotment.


SECTION V. BENEFITS.

5.01 Dividend Equivalents. As of each Crediting Date there shall be ascertained the total number of unpaid and unforteited shares of Unit Stock credited prior to such Crediting Date to each Participant in all of his Contingent Allotments. Then the total amount of cash dividends which would have been payable during the preceding calendar year on the shares of Unit Stock in all of his Contingent Allotments if the shares had been outstanding during the preceding calendar year shall be calculated. The amount so calculated shall be the Dividend Equivalent for each Participant for that Crediting Date and shall be paid to him in cash as soon as practicable after the Crediting Date if and only if the Participant was employed by the Company on that Crediting Date or such employment ceased on account of his Death, Disability, or Retirement. No Dividend Equivalents shall be paid as to Crediting Dates after a Participant terminates employment with the Company for any other reason.

5.02 Benefit Payment Dates. With respect to Unit Stock shares contingently credited on any particular Crediting Date there will be three Benefit Payment Dates, which will be the third, fourth and fifth anniversaries of the original Crediting Date. The value of a Contingent Allotment of Unit Stock for benefit payment purposes will be determined by reference to the average of the daily closing prices of Unit Stock on the New York Stock Exchange for the calendar month immediately prior to the applicable Benefit Payment Date. A Participant still employed by the Company on a Benefit Payment Date will receive a cash benefit (less required withholding taxes) equal to the following portion of the value of each Contingent Allotment unpaid and unforfeited as of that date:

         First Benefit Payment Date- One-third
         Second Benefit Payment Date- One-half
         Final Benefit Payment Date- All



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5.03  Terminations.

      (a) If a participant's employment with the Company ceases prior to a Benefit Payment Date on account of his Death, Disability or Retirement, the Participant (or the person designated pursuant to Section 6.02, if he is deceased or incompetent) will receive benefits as thought he were then still employed by the Company.

      (b) If and when employment with the Company ceases for any other reason, the cash benefit payable on each subsequent Benefit Payment Date with respect to any particular Contingent Allotment will be one-third of the net Deferred Bonus (said Bonus less any payment under Section 4.02(b)) that created that total Contingent Allotment, instead of an amount determined by the value of that Allotment.


SECTION VI. MISCELLANEOUS.

6.01 Death or Disability. In the event of the death or disability of a Participant while employed by the Company, the Committee may, in its sole discretion and upon proof of the financial necessity of the person or persons to whom Benefits are payable, pay the entire balance of all Contingent Allotments standing to the credit of such Participant at the first available Benefit Payment Date for such Allotment.

6.02 To Whom Payments are to be Made. Payments shall be made to the Participant if living. Unless otherwise requested in writing by the Participant, in the event of a Participant's death, payment will be made to the beneficiary designated by the Participant for the purpose of receiving life insurance benefits under the Company's group life insurance plan. In the event no beneficiary is designated by the Participant either in writing or for the purpose of receiving such life insurance benefits, or if the designated beneficiary does not survive the Participant, Benefits will be paid to his personal representatives or to the person appointed by Will to receive said Benefits. This provision does not affect the number of payments or the amount of each such payment, but only affects to whom payments are to be made.

6.03 Forfeiture. In the event a Participant has taken or allowed some action or omission resulting in damage or competitive injury to the Company then, unless such action or omission shall have been taken or allowed in good faith and without reasonable cause to believe that it was



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      improper or illegal, the Committee may terminate all subsequent payments of Dividend Equivalents to the Participant, and in addition, the Committee may terminate and forfeit all or any part of the Participant's Contingent Allotment hereunder a sit may deem appropriate.

6.04 Reserves. The Company shall be under no obligation to reserve, segregate or earmark and cash, stock or other property for the payment of any Benefits under this Plan. No Participant shall have any right whatsoever in any cash, stock or other property which may be set aside under the Plan.

6.05 Withholding. There shall be deducted from each payment of Benefits under the Plan (including Dividend Equivalents) any taxes required to be withheld by the Company in respect of such payment.

6.06 Plan not to Constitute Contract of Employment. Neither the adoption of this Plan nor its operation shall in any way affect the right of the Company to dismiss or discharge a Participant at any time, not give an employee a right to participate in the Company's Incentive Compensation Plan.

6.07 Nontransferability and Nonassignability. No rights under this Plan shall be assignable or transferable, or subject to encumbrances, pledge, or charge of any nature, except that a Participant may designate a beneficiary to receive Benefits upon his death as otherwise provided herein.

6.08 Amendment, Suspension or Termination. The Board may amend, suspend or terminate the Plan in whole or in part, except that no amendment, suspension or termination shall reduce any Benefits credited to the Participant prior to the date of such amendment, suspension, or termination or Benefits to be credited in the future based on amounts previously credited to the Participant.

6.09 Reliance Upon Information. The Board and the Committee may rely upon any information supplied to them by any officer of the Company, the Company's legal counsel or by the Company's independent public accountants in connection with the administration of the Plan, and shall not be liable for any decision or action in reliance theron. No Participant, or any person claiming through him shall have any right or interest in the Plan or any Benefits hereunder unless and until all the terms, conditions, and provisions of the Plan that affect such Participant or such other person shall have been complied with as specified herein. The Participant shall complete such forms and furnish such information as the Committee may require in the administration of the Plan.




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6.10  Joint Ventures. Notwithstanding anything else in this Plan to the contrary, any Participant whose employment with the Company is terminated by virtue of his transfer to employment by a joint venture or partnership in which the Company holds an ownership or profit interest of at least 25% shall not be eligible to defer under this Plan any bonus earned after such transfer of employment but he shall not be deemed to have terminated his employment with the Company until he ceases to be employed by such joint venture or partnership, provided, however, that no such Participant shall receive from the Plan less total benefit than if he were treated as having terminated his employment under Section 5.03(b) of this Plan as of February 20,1987.







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